Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Registration Statement on Form S-4 (File No. 333-09187) of our report dated March 13, 1997 except as to information presented in Note 20, for which the date is April 24, 1997, on our audits of the consolidated financial statements and financial statement schedule of PhyMatrix Corp. as of January 31, 1997 and January 31, 1996, and for the year ended January 31, 1997, and for the one month period ended January 31, 1996 and the combined financial statements of PhyMatrix Corp. as of December 31, 1995 and for the year ended December 31, 1995 and for the period ended June 24, 1994 (inception) to December 31, 1994. We also consent to the reference to our firm under the caption "Experts."

Boston, Massachusetts
May 13, 1997